AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 31st day of October, 2000, among Corvallis, Inc., a Nevada corporation ("Corvallis"); USAOneStar.Net, Inc., a Texas corporation, (USAOneStar) and the Shareholders in USAOneStar (hereinafter "Shareholders").

     Corvallis wishes to acquire one hundred percent (100%) of the issued and outstanding stock of USAOneStar for and in exchange for stock of Corvallis, in a stock for stock transaction intending to qualify as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                                  Section 1

                              Terms of Exchange

     1.1 Number of Shares. Upon the execution hereof, the Shareholders agree to, and to cause USAOneStar to assign, transfer, and deliver to Corvallis, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, all of their shares of USAOneStar, and Corvallis agrees to acquire said shares on the date thereof, or as soon as practicable thereafter, by issuing and delivering in exchange therefore solely common shares of Corvallis's stock, par value $0.001, in the aggregate of 13,500,000 shares, of the then issued and outstanding shares of Corvallis subject to the provisions of this Plan. Such shares will represent approximately 90% of the issued and outstanding shares of Corvallis. Upon the consummation of the transaction contemplated herein, USAOneStar shall merge with Corvallis and become the surviving corporation.

     1.2 Anti-Dilution. For all relevant purposes of this Plan, the number of Corvallis shares to be issued and delivered pursuant to this Plan shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in Corvallis common stock, which may occur between the date of the execution of this Plan and the date of the delivery of such shares.

     1.3 Delivery of Certificates. USAOneStar shall transfer to Corvallis at the closing provided for in Section 2 (the "Closing") the shares of common stock of USAOneStar listed opposite their respective names on Exhibit A hereto (the "USAOneStar Shares") in exchange for shares of the common stock of Corvallis as outlined above in Section 1.1 hereof (the "Corvallis Stock").
All of such shares of Corvallis stock shall be issued at the closing to the Shareholders, in the numbers shown opposite their respective names in Exhibit
A. The transfer of USAOneStar Shares by the Shareholders shall be effected by the delivery to Corvallis at the Closing of such documents as counsel for Corvallis deems reasonably necessary and appropriate.

     1.4 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, the parties hereto shall execute such additional instruments and take such other action as any of the parties may request in order to more effectively effect the transactions described herein.

                                  Section 2

                                   Closing

     2.1 Closing. The Closing contemplated by Section 1.3 shall be held at the law offices of Daniel W. Jackson, Esq. on or before October 31, 2000 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

     2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby. At the Closing, the following events will take place:

     (a) The Board of Directors and the owners of a majority of the issued and outstanding stock of Corvallis will adopt a resolution to change the name of Corvallis to USAOneStar.Net, Inc.

     (b) The currently elected members of the Board of Directors of Corvallis and USAOneStar.Net, Inc. shall be merged and shall make up the Board of Directors of the surviving Corporation.

     (c) Upon closing of the reorganization the current officers of Corvallis shall submit their resignations and the Board will appoint the following officers:

          Lowell G. Mims         President

          Richard E. Bowlds      Vice-President

          Daniel Greene          Chief Operating Officer

          Kelly Turner           Secretary/Treasurer

     Additionally, upon the signing of the merger agreement, the current members of the board, Mr. Whitney Cluff and Mr. John Papanikolas shall resign from the Board and the remaining Board members of the merged companies shall constitute the entire Board of Directors and Board of Directors shall be three in number as authorized by the Board of Directors by resolution.

     2.3 Mediation Arbitration. If a dispute arises out of or relates to this Plan, or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating this Plan, or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the Award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                                  Section 3

            Representations, Warranties and Covenants of Corvallis

     Corvallis represents and warrants to, and covenants with, the Shareholders and USAOneStar as follows:

     3.1 Corporate Status. Corvallis is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Corvallis has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the Corvallis schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Corvallis' Articles of Incorporation or Bylaws. Corvallis has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     3.2 Capitalization. The authorized capital stock of Corvallis as of the date hereof consists of 200,000,000 common shares, par value $0.001 and 10,000,000 preferred shares, par value $.001. The common shares of Corvallis issued and outstanding are fully paid, non-assessable shares. There are no outstanding options, warrants, obligations convertible into shares of stock, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of Corvallis' common stock or with regard to any options, warrants or other contractual rights to acquire any of Corvallis'
authorized but unissued common shares.   As of the date hereof there are
1,505,000 common shares of Corvallis and outstanding. There are 13,500,000 shares held in escrow in contemplation of the merger.

     3.3  Financial Statements.

          (a) Corvallis hereby warrants and covenants to USAOneStar that the audited financial statements for the year ended June 30, 2000, fairly and accurately represent the financial condition of Corvallis and that no material change has occurred in the financial condition of Corvallis.

          (b) Corvallis hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of Corvallis as submitted heretofore to USAOneStar for examination and review.

     3.4 Conduct of Business. Corvallis is a development stage company and has not engaged in any operational activities prior to the date hereof.

     Corvallis will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of USAOneStar, enter into any material commitments except in the ordinary course of business.

     Corvallis will conduct itself in the following manner pending the
Closing:

          (a) Certificate of Incorporation and Bylaws. No change will be made in the Articles of Incorporation or Bylaws of Corvallis.

          (b) Capitalization, etc. Corvallis will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     3.5 Options, Warrants and Rights. Corvallis has no options, warrants or stock appreciation rights related to the authorized but unissued Corvallis common stock. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Corvallis common stock, except options, warrants, calls, or commitments, if any, to which Corvallis is not a party and by which it is not bound.

     3.6 Title to Property. Corvallis has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Corvallis, and the properties and assets of Corvallis are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

     3.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Corvallis, threatened by or against or effecting Corvallis at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Corvallis does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.8 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, Corvallis and its present management will (i) give to the Shareholders and USAOneStar, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and USAOneStar, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Corvallis as the Shareholders and USAOneStar, or their duly authorized representatives, may reasonably request. Any such request to inspect Corvallis' books shall be directed to Corvallis' counsel, Daniel W. Jackson, at the address set forth herein under Section 10.4 Notices.

     3.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), Corvallis and its representatives will keep confidential any information which they obtain from the Shareholders or from USAOneStar concerning its properties, assets and the proposed business operations of USAOneStar. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on October 31, 2000 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Corvallis will return to USAOneStar all written matter with regard to USAOneStar obtained in connection with the negotiations or consummation of this Plan.

     3.10 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or other material agreements or instrument to which Corvallis was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Corvallis.

     3.11 Corporate Authority. Corvallis has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Shareholders and USAOneStar, or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

     3.12 Consent of Shareholders. Corvallis hereby warrants and represents that the Shareholders of Corvallis, being the owners of a majority of the issued and outstanding stock of the Corporation consented in writing to the authorization to execute an Agreement and Plan of Reorganization as between Corvallis and USAOneStar pursuant to a stock-for-stock transaction in which Corvallis would acquire one hundred percent of the issued and outstanding shares of USAOneStar in exchange for the issuance of a total of 13,500,000 common shares of Corvallis and thereby USAOneStar shall merge with Corvallis.

     3.13 Special Covenants and Representations Regarding the Exchanged Corvallis Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged Corvallis shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend interlace on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to Corvallis a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

     3.14 Undisclosed or Contingent Liabilities. Corvallis hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to USAOneStar in writing or in this Agreement or in any Exhibit attached hereto.

     3.15 Information. The information concerning Corvallis set forth in this Plan, and the Corvallis schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to USAOneStar in connection with this Plan.

     3.16 Title and Related Matters. Corvallis has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the Corvallis balance sheets, free and clear of any and all liens and encumbrances.

     3.17 Contracts or Agreements. Corvallis is not bound by any material contracts, agreements or obligations which it has not already disclosed to USAOneStar in writing or in this Agreement or in any Exhibit attached hereto.

     3.18 Governmental Authorizations. Corvallis has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.

     3.19 Compliance with Laws and Regulations. Corvallis has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of Corvallis or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to USAOneStar.

     3.20 Approval of Plan. The Board of Directors of Corvallis has authorized the execution and delivery of this Plan by Corvallis and have approved the Plan and the transactions contemplated hereby. Corvallis has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     3.21 Obligations. Corvallis is not aware of any outstanding obligations to any of its employees or consultants as of the Closing.

     3.22 Corvallis Schedules. Corvallis has delivered to USAOneStar the following items listed below, hereafter referred to as the "Corvallis Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of Corvallis on or about the date within the Plan is executed to certify that the Corvallis Schedules are true and correct.

          (a) Copy of Articles of Incorporation, including any amendments, and Bylaws;

          (b)  Financial statements;

          (c)  Shareholder list;

          (d)  Resolution of Directors approving Plan;

          (e)  Consent of Shareholders approving Plan.

          (f) Officers' Certificate as required under Section 6.2 of the Plan;

          (g)  Opinion of counsel as required under Section 6.4 of the Plan;

          (h)  Certificate of Good Standing;



                                  Section 4

           Representations, Warranties and Covenants of USAOneStar

     USAOneStar represents and warrants to, and covenants with Corvallis as follows:

     4.1 Corporate Status. USAOneStar is a corporation duly organized, validly existing under the laws of the State of Texas, incorporated on July 21, 2000. USAOneStar has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the USAOneStar schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of USAOneStar's Articles of Incorporation or Bylaws. USAOneStar has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     4.2 Capitalization. The authorized capital stock of USAOneStar as of the date hereof consists of 1,000,000 common shares, par value $.001. As of the date hereof there are 1,000,000 common shares of USAOneStar issued and outstanding. There are no preferred shares issued and outstanding. The foregoing shares are fully paid, non-assessable shares.

     4.3 Conduct of Business. USAOneStar will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Corvallis, enter into any material commitments except in the ordinary course of business.

     USAOneStar agrees that USAOneStar will conduct itself in the following manner pending the Closing:

          (a) Articles of Incorporation and Bylaws. No change will be made in the Articles of Incorporation or Bylaws of USAOneStar.

          (b) Capitalization, etc. USAOneStar will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     4.4 Title to Property. USAOneStar has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of USAOneStar, and the properties and assets of USAOneStar are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

     4.5 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of USAOneStar, threatened by or against or effecting USAOneStar at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; USAOneStar does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     4.6 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, USAOneStar and its present management will (i) give to Corvallis, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that Corvallis, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of USAOneStar or their duly authorized representatives, may reasonably request. Any such request to inspect USAOneStar's books shall be directed to USAOneStar's representative, at the address set forth herein under Section 10.4 Notices.

     4.7 Confidentiality. Until the Closing (and thereafter if there is no Closing), USAOneStar and its representatives will keep confidential any information which they obtain from the Shareholders or from USAOneStar concerning its properties, assets and the proposed business operations of USAOneStar. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on October 31, 2000 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, USAOneStar will return to Corvallis all written matter with regard to Corvallis obtained in connection with the negotiations or consummation of this Plan.

     4.8 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of Corvallis to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the Shareholders, their successors and assigns agree to execute and deliver to Corvallis on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.


     4.9 Unregistered Shares and Access to Information. USAOneStar and the Shareholders understand that the offer and sale of Corvallis shares to be exchanged for the USAOneStar Shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning Corvallis or Corvallis Stock. USAOneStar and the Shareholders have been provided with and reviewed all information concerning Corvallis and Corvallis Stock, to be exchanged for the USAOneStar Shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the Corvallis Stock, to be exchanged for the USAOneStar Shares. USAOneStar and the Shareholders have made an investigation as to the merits and risks of their acquisition of the Corvallis Stock, to be exchanged for the USAOneStar Shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of Corvallis concerning the Corvallis Stock to be exchanged for the USAOneStar Shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Corvallis Stock to be exchanged for the USAOneStar Shares.

     4.10 Ownership of Shares. The Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all the shares of USAOneStar of whatever class or series, which the Shareholders have contracted to exchange.

     4.11  Contracts or Agreements.

          (a) Set forth in the USAOneStar Schedules are descriptions of all material contracts which written or oral, all agreements, franchises, licenses, or other commitments to which USAOneStar is a party or by which USAOneStar or its properties are bound.

          (b) Except as may be set forth in the USAOneStar Schedules, USAOneStar is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely effect the business, operations, properties, assets, or conditions of USAOneStar.

          (c) Except as set forth in the USAOneStar Schedules, USAOneStar is not a party to any material oral or written (i) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan of arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $2,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by USAOneStar, except for adequate value and pursuant to contract. USAOneStar has not entered into any material transaction which is not listed in the USAOneStar Schedules or reflected in the USAOneStar financial statements.

     4.12 Material Contract Defaults. USAOneStar is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of USAOneStar, and there is no event of default or event which, with notice of lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which USAOneStar has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

     4.13 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which USAOneStar was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of USAOneStar.

     4.14 Governmental Authorizations. USAOneStar is in good standing in the State of Nevada. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by USAOneStar of this Plan and the consummation by USAOneStar of the transactions contemplated hereby.

     4.15 Compliance with Laws and Regulations. USAOneStar has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of USAOneStar or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to Corvallis.

     4.16 Approval of Plan. The Board of Directors and Shareholders of USAOneStar have authorized the execution and delivery of this Plan by USAOneStar and have approved the Plan and the transactions contemplated hereby. USAOneStar has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     4.17 Information. The information concerning USAOneStar set forth in this Plan, and the USAOneStar Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to Corvallis in connection with this Plan.

     4.18 USAOneStar Schedules. USAOneStar has delivered to Corvallis the following items listed below, hereafter referred to as the "USAOneStar Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of USAOneStar on or about the date within the Plan is executed to certify that the USAOneStar Schedules are true and correct.

               (a)      Copy of Articles of Incorporation and Bylaws;

               (b)     Financial statements;

               (c) A schedule setting forth the shareholder, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A);

               (d)      Resolutions of Directors approving Plan;

               (e)     Consent of Shareholders approving Plan;

               (f) Officers' Certificate as required by Section 7.2 of the Plan;

               (g) A list of key employees, including current compensation, with notation as to job description and whether or not such employee is subject to written contract, and if subject to a contract or employment agreement, a copy of the same;

               (h) A schedule showing the name and location of each bank or other institution with which USAOneStar has an account and the names of the authorized persons to draw thereon or having access thereto;

               (i)      A schedule setting forth all material contracts.

               (j)     Certificate of Good Standing.


                                  Section 5

                              Special Covenants

     5.1 USAOneStar Information Incorporated in Corvallis' Reports. USAOneStar represents and warrants to Corvallis that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. USAOneStar agrees to indemnify and hold Corvallis harmless, including each of its Directors and Officers, and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, alleged untrue statement, or omission of a material fact contained in such information delivered hereunder.

     5.2 Corvallis Information Incorporated in USAOneStar's Reports. Corvallis represents and warrants to USAOneStar that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. The current officers and directors of Corvallis agree to indemnify and hold USAOneStar harmless, including each of its Shareholders, and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, alleged untrue statement, or omission of a material fact contained in such information delivered hereunder.

     5.3 Special Covenants and Representations Regarding the Exchanged Corvallis Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the Corvallis Stock in exchange for all the issued and outstanding stock of USAOneStar and the subsequent transfer of 13,500,000 shares Corvallis Common Stock to the Shareholders, constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the Shareholders acquire such securities. Corvallis intends to rely on the exemption of the registration provision of Section 5 of the Securities Act as provided for under Section 4.2 of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon receipt of the Shares exchanged for USAOneStar's Shares shall execute and deliver to Corvallis a letter of investment intent to indicate, among other representations, that the Shareholder is receiving the shares for the USAOneStar Stock, for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

     5.4 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financials,

          (a) USAOneStar and Corvallis will (i) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.

          (b) Neither USAOneStar nor Corvallis will (i) make any change in its Articles of Incorporation/Organization or Bylaws/Operating Agreement; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $2,000.



                                  Section 6

                    Conditions Precedent to Obligations of
                       USAOneStar and the Shareholders

     All obligations of USAOneStar and the Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by Corvallis in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, Corvallis shall have performed and complied with all aspects of this Agreement, unless waived or extended in writing by the parties hereto. USAOneStar shall have been furnished with a certificate, signed by a duly authorized executive officer of Corvallis and dated the Closing date, to the foregoing effect.

     6.2 Officers' Certificate. USAOneStar and the Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Corvallis, to the effect that no litigation, proceeding, investigation, claim, demand or inquiry is pending, or to the best knowledge of Corvallis, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Corvallis, and that this Agreement has been complied with in all material respects.

     6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the financial condition, business or operations of Corvallis, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Corvallis, except as otherwise disclosed to USAOneStar.

     6.4 Opinion of Counsel of Corvallis. Corvallis shall furnish to USAOneStar and the Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to USAOneStar and the Shareholders to the effect that:

          (a) Corvallis is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

          (b) The business of Corvallis, as presently conducted, including, upon the consummation hereof, the ownership of all of the issued and outstanding shares of USAOneStar, does not require it to register it to do business as a foreign corporation on any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and Corvallis has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Nevada, all statements and reports required to be filed.

          (c) The authorized and outstanding capital stock of Corvallis as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

          (d) There are no material claims, suits or other legal proceedings pending or threatened against Corvallis of any court or before or by any governmental body which might materially effect the business of Corvallis or the financial condition of Corvallis as a whole and no such claims, suits or legal proceedings are contemplated by governmental authorities against Corvallis.

          (e) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Certificate of Incorporation or Bylaws of Corvallis, or any contract, agreement, indenture, mortgage, or order by which Corvallis is bound.

          (f) This Plan constitutes a legal, valid and binding obligation of Corvallis enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, or similar law effecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

          (g) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the Shareholders of Corvallis and have been duly authorized by its Board of Directors.

          (h) Corvallis has not, nor will it undertake any action, the result of which would endanger the tax-free nature of the Plan.

     6.5 Good Standing. USAOneStar shall have received a Certificate of Good Standing from the State of Nevada, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that Corvallis is in good standing as a corporation in the State of Nevada.

     6.6 Other Items. USAOneStar and the Shareholders shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as USAOneStar and the Shareholders may reasonably request.

                                  Section 7

               Conditions Precedent to Obligations of Corvallis

     All obligations of Corvallis under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

     7.1 Accuracy of Representations. The representations and warranties made by USAOneStar and the Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, Corvallis shall have performed and complied with all aspects of this Agreement, unless waived or extended in writing by the parties hereto. Corvallis shall have been furnished with a certificate, signed by a duly authorized Officer of USAOneStar and dated the Closing date, to the foregoing effect.

     7.2 Officers' Certificate. Corvallis shall have been furnished with a certificate dated the Closing date and signed by the duly authorized Officer USAOneStar, to the effect that no litigation, proceeding, investigation, claim, deed, or inquiry is pending, or to the best knowledge of USAOneStar, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of USAOneStar, and that this Agreement has been complied with in all material respects.

     7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the financial condition, business or operations of Corvallis, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of USAOneStar, except as otherwise disclosed to Corvallis.

     7.4 Good Standing. Corvallis shall have received a Certificate of Good Standing from the State of Texas, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that USAOneStar is in good standing as a corporation in the State of Texas.

     7.5 Other Items. Corvallis shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Corvallis may reasonably request.

     7.6 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to Corvallis.


                                  Section 8

                                 Termination

     8.1 Termination by USAOneStar or the Shareholders. This Plan may be terminated at any time prior to the Closing date by action of USAOneStar or the Shareholders, if Corvallis shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

     8.2 Termination by Corvallis. This Plan may be terminated at any time prior to the Closing date by action of Corvallis if USAOneStar shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

     8.3  Termination by Mutual Consent.

          (a) This Plan may be terminated at any time prior to the Closing date by mutual consent of Corvallis, expressed by action of its Board of Directors, USAOneStar or the Shareholders.

          (b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.


                                  Section 9

                         Shareholders' Representative

     The Shareholders hereby irrevocably designate and appoint Lowell G. Mims, as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders under Section 1 hereof or increase the extent of their obligation to Corvallis hereunder, unless agreed in writing by the Shareholders.

                                  Section 10
                              General Provisions

     10.1 Further Assurances. At any time, and from time to time, after the Closing date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

     10.2 Payments of Costs and Fees. Corvallis and USAOneStar shall each bear their own costs and expenses, including any legal and accounting fees in connection with the negotiation, execution and consummation of the Plan.

     10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, USAOneStar and the Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to Corvallis' shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

     10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

If to Corvallis:    Corvallis, Inc.
                    1486 South 1100 East
                    Salt Lake City, Utah 84105

With a copy to:     Daniel W. Jackson, Esq.
                    525 South 300 East
                    Salt Lake City, Utah 84111

If to USAOneStar:   USAOneStar.Net, Inc.
                    1 Executive Blvd., Suite LL1
                    Owensboro, KY 42301

With a copy to:     Kelly Turner
                    1 Executive Blvd., Suite LL1
                    Owensboro, KY 42301

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

     10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between Corvallis, USAOneStar and the Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

     10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended. USAOneStar and Corvallis acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

     10.8 Attorney Fees. In the event that any party prevails in any action or suit to enforce this Plan, or secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all costs, including reasonable attorney fees, incurred in connection therewith.

     10.9 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty
(30) days from the date hereof, this Plan may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     10.10 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

     10.11 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

     10.12 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.


     IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.

                              CORVALLIS, INC.

                                    /s/ Whitney Cluff
                              By: ____________________________
                                  Its President


                              USAONESTAR.NET, INC.

                                    /s/ Lowell G. Mims
                              By: _____________________________
                                  Its President



                              SHAREHOLDERS:



                              /s/ Lowell G. Mims
                              _____________________________
                              Lowell G. Mims


                              /s/ Kelly Turner
                              _____________________________
                              Kelly Turner


                              /s/ Richard Bowlds
                              _____________________________
                              Richard Bowlds

                    KEY EMPLOYEES OF USAONESTAR.NET, INC.




                                Lowell G. Mims
                                 Kelly Turner
                                Richard Bowlds





None of the above individuals have employment contracts.

                     SHAREHOLDERS OF USAONESTAR.NET, INC.



     Name                         Shares
     ------------                 -------
     Lowell G. Mims                333,333
     Kelly Turner                  333,333
     Richard Bowlds                333,333

                 NAME AND LOCATION OF USAONESTAR.NET, INC.'S
                   BANK ACCOUNT AND AUTHORIZED SIGNATORIES


          Fifth-Third Bank
          531 Frederica Street
          Owensboro, Kentucky 42301





Authorized Signatories: Kelly Turner
          Judy Boardman
          Richard Bowlds
          Lowell G. Mims

                                  EXHIBIT A

                     SHAREHOLDERS OF USAONESTAR.NET, INC.





NAME                SHARES OF USAONESTAR.NET, INC.     CORVALLIS, INC.
------------        ------------------------------     --------------
Lowell G. Mims              333,333                         4,500,000
Kelly Turner                333,333                         4,500,000
Richard Bowlds              333,333                         4,500,000

                              MATERIAL CONTRACTS



USAOneStar.Net, Inc. has two contracts in place:

The first contract is with VCV Technologies, whereby VCV performs technical operations for the website and all domain hosting.

The second contract is with Net Related, and that company performs the backbone of the Internet services.